                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   Form 8-K/A
                               (Amendment No. 1)

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                    the Securities and Exchange Act of 1934




Date of Report  (Date of earliest event reported) -- September 1, 1994


                                 MAPCO INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    Delaware                    1-5254                    73-0705739
- ---------------              ------------             -------------------
(State or other              (Commission              (I.R.S. Employer
jurisdiction of              File Number)             Identification No.)
incorporation)



           1800 South Baltimore Avenue
           Tulsa, Oklahoma                                     74119
           ------------------------------------------------------------
           (Address of principal executive offices)          (Zip Code)




Registrant's telephone number, including area code         (918) 581-1800
                                                           --------------


                               Not Applicable
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets.

         On September 1, 1994, MAPCO Inc. (the "Company" or the "Registrant") through its wholly-owned subsidiaries, MAPCO Natural Gas Liquids Inc. and MAPCO Petroleum Inc. (and its subsidiary, MAPCO Florida Inc.), completed the acquisition of the assets of Emro Propane Company, a subsidiary of Emro Marketing, which is a wholly-owned subsidiary of Marathon Oil (hereinafter "Emro"). The Company signed a non-binding letter of intent for the purchase of these assets on June 9, 1994, which was previously reported on Form 8-K filed with the Securities and Exchange Commission on June 13, 1994.

         The Registrant acquired the Emro assets by the payment of $178,046,000 and the transfer to Emro of MAPCO Florida Inc.'s retail marketing assets in Florida. The cash payment was financed through the issuance by the Company of commercial paper through Goldman Sachs Money Markets, L.P. and through borrowings pursuant to uncommitted lines of credit with Bank of America National Trust & Savings Association, Chemical Bank and J.P. Morgan Guaranty Trust Company.

         The assets acquired are retail propane plants in the States of Illinois, Indiana, Michigan and Ohio. The assets which were transferred by the Company to Emro are retail petroleum convenience stores located in the State of Florida.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

                 (a) Financial Statements of Business Acquired. The following financial statements of Emro Propane Company are filed herewith:

         Audited Annual Financial Statements:
                 Independent Auditors' Report
                 Balance Sheet as of December 31, 1993
                 Statement of Income and Retained Earnings for the Year
                  Ended December 31, 1993
                 Statement of Cash Flows for the Year Ended December 31,
                  1993
                 Notes to Financial Statements

         Unaudited Interim Financial Statements:
                 Balance Sheets as of June 30, 1994 and December 31, 1993 Statements of Income and Retained Earnings for the Six
                  Months Ended June 30, 1994 and 1993
                 Statements of Cash Flows for the Six Months Ended June
                  30, 1994 and 1993
                 Notes to Financial Statements

                 (b)      Pro Forma Financial Information.

         Unaudited Pro Forma Combined Financial Statements:
                 Balance Sheet as of June 30, 1994
                 Statement of Income for the Six Months Ended June 30, 1994 Statement of Income for the Year Ended December 31, 1993 Notes to Pro Forma Financial Statements

                 (c)      Exhibits.

                          *10 Purchase and Sale Agreement between Emro Propane Company and Emro Marketing Company and MAPCO Natural Gas Liquids Inc., MAPCO Petroleum Inc. and MAPCO Florida Inc. dated August 3, 1994 and executed on September 1, 1994.

                          23   Independent Auditors' Consent.


__________________________
*Previously Filed

                                   SIGNATURES



         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        MAPCO INC.



                                        By:  /s/ James N. Cundiff
                                           Name:  James N. Cundiff
                                           Title: Assistant General Counsel
                                                  and Assistant Secretary




Date:  November 7, 1994

INDEPENDENT AUDITORS' REPORT


Emro Propane Company

We have audited the accompanying balance sheet of Emro Propane Company (an indirect, wholly-owned subsidiary of Marathon Oil Company, a wholly-owned subsidiary of USX Corporation) as of December 31, 1993, and the related statements of income and retained earnings and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Emro Propane Company at December 31, 1993, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
Tulsa, Oklahoma
September 1, 1994

EMRO PROPANE COMPANY

BALANCE SHEET
DECEMBER 31, 1993
- ----------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                $ 1,509,469
  Accounts receivable, less allowance of $200,000           13,329,154
  Inventories                                                7,816,350
  Investment in USX Portfolio Delaware                      23,230,015
  Prepaid expenses                                             144,589
                                                           -----------
       Total current assets                                 46,029,577

PROPERTY, PLANT AND EQUIPMENT, net                          37,705,909

INTANGIBLE AND OTHER ASSETS, net                             5,314,699
                                                           -----------
TOTAL                                                      $89,050,185
                                                           ===========
LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Accounts payable                                         $ 5,429,853
  Accrued and other current liabilities                      1,825,790
  Income taxes payable                                       5,837,094
  Current maturities of long-term debt
    covenants payable                                          930,779
                                                           -----------
       Total current liabilities                            14,023,516

LONG-TERM DEBT                                                 576,156

LONG-TERM COVENANTS PAYABLE                                  2,443,000

OTHER LONG-TERM LIABILITIES                                  1,006,296

DEFERRED INCOME TAXES                                        7,688,867

STOCKHOLDER'S EQUITY:
  Capital stock, $1 par value: 1,500 shares
    issued and outstanding                                       1,500
  Paid-in surplus                                                9,614
  Retained earnings                                         63,301,236
                                                           -----------
       Total stockholder's equity                           63,312,350
                                                           -----------
TOTAL                                                      $89,050,185
                                                           ===========

See notes to financial statements.

EMRO PROPANE COMPANY

STATEMENT OF INCOME AND RETAINED EARNINGS
YEAR ENDED DECEMBER 31, 1993
- -------------------------------------------------------------------

REVENUES:
  Propane sales                                        $ 93,183,302
  Appliances and other merchandise sales                 13,835,596
                                                       ------------
       Total revenues                                   107,018,898

COSTS AND EXPENSES:
  Cost of propane sold                                   44,800,308
  Cost of appliances and other merchandise sold           8,205,952
  Salaries and labor expense                             16,869,071
  Other operating costs                                  14,478,371
  Depreciation and amortization                           6,373,998
                                                       ------------
       Total costs and expenses                          90,727,700
                                                       ------------
OPERATING INCOME                                         16,291,198

OTHER INCOME                                              1,406,283
                                                       ------------
INCOME BEFORE PROVISION FOR INCOME TAXES                 17,697,481

PROVISION FOR INCOME TAXES                                6,118,430
                                                       ------------
NET INCOME                                               11,579,051

RETAINED EARNINGS, BEGINNING OF YEAR                     51,722,185
                                                       ------------
RETAINED EARNINGS, END OF YEAR                         $ 63,301,236
                                                       ============

See notes to financial statements.

EMRO PROPANE COMPANY

STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1993
- --------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:                        $ 11,579,051
  Net income
  Reconciliation of net income to net cash provided
   by operating activities:
    Depreciation and amortization                               6,373,998
    Provision for losses on accounts receivable                   707,660
    Gain on disposal of assets                                     (1,510)
    Provision for deferred income taxes                         1,007,427
    Changes in assets and liabilities:
     Accounts receivable                                         (765,467)
     Inventories                                                 (385,533)
     Prepaid expenses                                           1,193,394
     Intangible and other assets                                 (205,241)
     Accounts payable                                             566,826
     Accrued and other current liabilities                        459,954
     Income taxes payable                                         198,094
     Other long-term liabilities                                 (888,189)
                                                             ------------
        Net cash provided by operating activities              19,840,464

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                         (2,686,383)
  Proceeds from sale of assets                                    117,533
  Net investments in USX Portfolio Delaware                   (16,583,685)
                                                             ------------
        Net cash used in investing activities                 (19,152,535)

CASH FLOWS FROM FINANCING ACTIVITIES -
  Principal payments on debt and covenants                       (927,423)
                                                             ------------
        Net cash used in financing activities                    (927,423)
                                                             ------------
DECREASE IN CASH AND CASH EQUIVALENTS                            (239,494)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    1,748,963
                                                             ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                       $  1,509,469
                                                             ============
SUPPLEMENTAL DISCLOSURE:
  Cash paid to Marathon during the year for income taxes     $  4,912,209
                                                             ============
  Cash paid during the year for interest                     $    340,259
                                                             ============

See notes to financial statements.

EMRO PROPANE COMPANY

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1993

 1.    BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Consolidation - Emro Propane Company ("the Company") is a wholly-owned subsidiary of Emro Marketing Company ("EMC"), which is a wholly-owned subsidiary of Marathon Oil Company ("Marathon"), a wholly-owned subsidiary of USX Corporation ("USX").

       Accounts Receivable - The Company's receivables arise primarily from credit granted to customers for the purchase of propane and related appliances and other merchandise. Accounts receivable determined to be uncollectible are written off using the direct write-off method.

       Inventories - Inventories are valued at the lower of cost or market. Propane and appliance inventories are determined by the last-in, first-out method. Service parts are determined by the first-in, first-out method.

       Investment in USX Portfolio Delaware - The investment in USX Portfolio Delaware represents shares of Class A, Series 1 Preferred Stock. These shares are redeemable on a daily basis by either USX Portfolio Delaware or the shareholder. Dividends are declared daily on the shares, and are paid in fractional shares. The market value of these shares is $2,000 per share. These shares may be traded only between the shareholder and USX Portfolio Delaware.

       Property, Plant and Equipment - Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed by using the straight-line method over the estimated useful lives of the asset ranging from four to 33 years. Expenditures for maintenance and repairs are expensed as incurred.

       Intangible and Other Assets - Intangible assets consist principally of goodwill, being the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases, and of covenants not to compete. Goodwill and covenants not to compete are stated at cost, net of amortization on the straight-line basis over forty and ten years, respectively. Liabilities for covenants not to compete are recorded as long-term covenants payable.

       Income Taxes - The Company is included in the consolidated federal income tax return filed by USX. The Company's provision for income taxes is based on statutory income tax rates applied to pre-tax income adjusted for certain permanent differences. USX requires its subsidiaries, for financial statement purposes, to record income tax expense or benefits in the current period in accordance with the tax allocation rules under the Internal Revenue Code's consolidated return regulations.

 2.    INVENTORIES

       Inventories at December 31, 1993 consist of:


            Propane                             $ 1,076,655
            Appliances                            4,195,044
            Other merchandise                     2,544,651
                                                -----------
                                                $ 7,816,350
                                                ===========

       The cost to replace propane and appliances in excess of last-in, first-out (LIFO) carrying values was approximately $471,000 at December 31, 1993.

 3.    PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment at December 31, 1993 consist of:


            Land and improvements              $  3,134,376
            Buildings                             8,710,582
            Equipment                            69,104,893
            Highway equipment                     5,573,343
            Furniture and fixtures                2,491,832
                                               ------------
                                                 89,015,026
            Less accumulated depreciation       (51,833,736)
                                               ------------
                                                 37,181,290
            Construction in progress                524,619
                                               ------------
                                               $ 37,705,909
                                               ============

 4.    INTANGIBLE AND OTHER ASSETS

       Intangibles and other assets at December 31, 1993 consist of:


            Noncompete agreements              $ 7,275,000
            Goodwill                             1,289,978
            Other                                   16,437
                                               -----------
                                                 8,581,415
            Less accumulated amortization       (3,266,716)
                                               -----------
                                               $ 5,314,699
                                               ===========

 5.    LONG-TERM DEBT

       Long-term debt at December 31, 1993 consists of:


            8.75% unsecured notes payable, principal due
             annually from January 1994 through 1998          $ 692,435
            Less current portion                               (116,279)
                                                              ---------
                                                              $ 576,156
                                                              =========

       Aggregate maturities of long-term debt are:


            1994                                              $ 116,279
            1995                                                126,453
            1996                                                137,517
            1997                                                149,550
            1998                                                162,636
                                                              ---------
                                                              $ 692,435
                                                              =========

 6.    LONG-TERM COVENANTS PAYABLE

       Long-term covenants payable at December 31, 1993 consist of:


            Covenants not to compete at interest rates
             of 6% to 10% payments due annually             $ 3,257,500
            Less current portion                               (814,500)
                                                            -----------
                                                            $ 2,443,000
                                                            ===========

       Aggregate covenants payable are due as follows: 1994 - $814,500; 1995 - $814,500; 1996 - $814,500; 1997 - $814,000.

 7.    COMMITMENTS AND CONTINGENCIES

       Certain property and equipment is leased under noncancelable operating leases which require fixed monthly rental payments and which expire at various dates through 2009. Future minimum lease commitments for such leases are $47,712 in 1994; $23,783 in 1995; $8,958 in 1996; $5,985 in
       1997; $1,081 in 1998 and $1,100 thereafter. Rental expense under all operating leases totaled approximately $1,119,046 for the year ended December 31, 1993.

       The Company is a party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, all such matters are covered by insurance, are without merit, or involve amounts which, if resolved unfavorably, would not have a significant effect on the financial position or results of operations of the Company.

 8.    EMPLOYEE BENEFIT PLAN

       The Company participates in Marathon's noncontributory defined benefit plan covering substantially all employees. The funding policy for the plan is to make the minimum annual contributions required by the Employee Retirement Income Security Act.

       Net periodic pension cost for the defined benefit pension plan during 1993 includes the following components:

                 Service Cost                                                        $ 403,759
                 Interest cost on projected benefit obligations                        244,135
                 Actual return on plan assets                                         (229,891)
                 Net amortization                                                      (10,049)
                                                                                     ---------
                 Net periodic pension cost                                           $ 407,954
                                                                                     =========

       The funded status of the defined benefit pension plan and the amounts recognized in the balance sheet at December 31, 1993 are as follows:


                 Vested benefit obligation                                         $(2,183,718)
                                                                                   ===========
                 Accrued benefit obligation                                        $(2,390,170)
                                                                                   ===========
                 Projected benefit obligation                                      $(3,692,608)
                 Plan assets at fair value                                           2,433,435
                                                                                   -----------
                 Plan assets less than projected benefit obligation                 (1,259,173)
                 Remaining unrecognized net asset existing at date
                   of initial application                                             (315,570)
                 Unrecognized prior service cost                                       204,729
                 Unrecognized net loss                                                 498,175
                                                                                   -----------
                 Accrued pension cost                                              $  (871,839)
                                                                                   ===========


       The assumed discount rate used to measure the benefit obligation was 7.00% at December 31, 1993. The assumed rate of future increases in compensation levels was 5.00% at December 31, 1993.

 9.    TRANSACTIONS WITH RELATED PARTIES

       At December 31, 1993, the Company had an invested cash balance of $23,230,015 on deposit with USX Portfolio Delaware ("PFD"), a subsidiary of USX, representing approximately 11,615 shares of USX Portfolio Delaware Class A, Series 1 Preferred Stock, valued at $2,000 per share. These shares are redeemable on a daily basis by either PFD or the Company. These shares may be traded only between the Company and PFD. They may not be traded between USX and any of its other subsidiaries. During 1993 the Company earned $654,194 in dividends from PFD.

       The Company has the facility under a promissory note to borrow up to $30 million from PFD. In the event of a change in ownership of the Company, PFD may demand repayment of any loan amount outstanding. If the loan in whole is not so demanded before then, any final repayment is due on November 30, 1998. The loan bears interest at the one-month LIBOR rate on the last Euro-banking day of the previous month plus 100 basis points. There were no borrowings under this unsecured note at December 31, 1993.

       At December 31, 1993, the Company was owed $2,675,756 by EMC. This balance was unsecured and interest free, and was settled in full in January 1994.

       During 1993, the Company purchased $44,000,000 of propane from EMC. All transactions between the Company and EMC were consummated on terms substantially equivalent of those that prevail in arm's-length transactions.

10.    INCOME TAXES

       In 1992, USX and its subsidiaries, including the Company, adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach in accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences that give rise to significant portions of the deferred tax liabilities at December 31, 1993 relate primarily to tax bases of property, plant and equipment in excess of financial bases due to accelerated depreciation deducted for income tax purposes.

       The provision for 1993 income taxes consists of the following:


                    Current:
                     Federal                        $ 5,515,751
                     State                              279,094
                    Deferred                            323,585
                                                    -----------
                    Provision for income taxes      $ 6,118,430
                                                    ===========

       The provision for income taxes varies from the Federal statutory rate on income before income taxes primarily due to the dividends received deduction, state income taxes, and the effect of the tax rate change in the current year.

       The consolidated tax returns of USX for the years 1988 through 1991 are under various stages of audit and administrative review by the IRS. USX believes it has made adequate provision for income taxes and interest which may become payable for years not yet settled; however, none of the provision is attributable to the Company.

       At December 31, 1993, there were no operating loss and tax credit carryforwards attributable to the Company's operations.

       Other state taxes of approximately $460,000, including franchise taxes and single business tax, are reflected in other operating costs.

11.    SUBSEQUENT EVENTS

       On September 1, 1994, Marathon sold the Company's assets to MAPCO Inc. for approximately $178,046,000 and the transfer of MAPCO Florida Inc.'s retail marketing assets in Florida.

                                  * * * * * *

                              EMRO PROPANE COMPANY
                                 BALANCE SHEETS


                                                      June 30, 1994   December 31,
                                                       (Unaudited)        1993
                                                      ------------    -----------
Current Assets:
      Cash and cash equivalents                         $1,361,099     $1,509,469
      Accounts receivable                               11,085,912     13,329,154
      Inventories                                        8,814,585      7,816,350
      Investment in USX Portfolio Delaware              39,417,145     23,230,015
      Prepaid expenses                                     268,228        144,589
                                                      ------------    -----------
            Total current assets                        60,946,969     46,029,577

Property, Plant and Equipment, net                      35,788,652     37,705,909

Intangible and Other Assets, net                         4,951,479      5,314,699
                                                      ------------    -----------

Total                                                 $101,687,100    $89,050,185
                                                      ============    ===========

Current Liabilities:
      Accounts payable                                  $1,980,541     $5,429,853
      Accrued and other current liabilities              2,421,692      1,825,790
      Income taxes payable                              11,499,004      5,837,094
      Current maturities of long-term debt and
        covenants payable                                  940,953        930,779
                                                      ------------    -----------

            Total current liabilities                   16,842,190     14,023,516

Long-Term Debt                                             449,704        576,156

Long-Term Covenants Payable                              2,005,000      2,443,000

Other Long-Term Liabilities                                811,429      1,006,296

Deferred Income Taxes                                    7,358,867      7,688,867

Stockholder's Equity:
      Capital stock                                          1,500          1,500
      Paid-in surplus                                        9,614          9,614
      Retained earnings                                 74,208,796     63,301,236
                                                      ------------    -----------
            Total stockholder's equity                  74,219,910     63,312,350
                                                      ------------    -----------
Total                                                 $101,687,100    $89,050,185
                                                      ============    ===========



See notes to financial statements.

                              EMRO PROPANE COMPANY
                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                                  (Unaudited)

                                                         Six Months Ended
                                                     --------------------------
                                                             June 30,
                                                     --------------------------
                                                         1994          1993
                                                     -----------    -----------
Revenues:
  Propane sales                                      $52,095,824    $51,455,084
  Appliance and other merchandise sales                6,854,899      5,452,434
                                                     -----------    -----------

         Total revenues                               58,950,723     56,907,518

Costs and Expenses:
  Cost of propane sold                                21,124,875     25,031,023
  Cost of appliances and other merchandise sold        4,043,999      3,188,798
  Salaries and labor expense                           9,113,764      8,480,555
  Other operating costs                                6,634,792      6,977,461
  Depreciation and amortization expense                3,131,850      3,253,323
                                                     -----------    -----------

         Total costs and expenses                     44,049,280     46,931,160
                                                     -----------    -----------

Operating Income                                      14,901,443      9,976,358

Other Income                                           1,259,027        642,123
                                                     -----------    -----------

Income Before Provision for Income Taxes              16,160,470     10,618,481

Provision for Income Taxes                             5,252,910      3,600,000
                                                     -----------    -----------

Net Income                                            10,907,560      7,018,481

Retained Earnings, Beginning of Year                  63,301,236     51,722,185
                                                     -----------    -----------

Retained Earnings, June 30                           $74,208,796    $58,740,666
                                                     ===========    ===========



See notes to financial statements.

                              EMRO PROPANE COMPANY
                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                            Six Months Ended
                                                       --------------------------
                                                                 June 30,
                                                       --------------------------
                                                          1994            1993
                                                       -----------    -----------
Cash Flows from Operating Activities:
  Net income                                           $10,907,560    $ 7,018,481
  Reconciliation of net income to net cash provided
   by operating activities:
    Depreciation and amortization                        3,131,850      3,253,323
    Provision for losses on accounts receivable             87,283        347,206
    Loss on disposition of assets                            3,813         11,538
    Provision for deferred income taxes                   (330,000)        (7,000)
    Changes in assets and liabilities:
      Accounts receivable                                2,155,959        593,002
      Inventories                                         (998,235)      (316,191)
      Prepaid expenses                                    (123,639)       976,614
      Intangible and other assets                         (111,147)      (220,024)
      Accounts payable                                  (3,449,312)    (3,388,820)
      Accrued and other current liabilities                595,902       (138,524)
      Income taxes payable                               5,661,910      3,665,200
      Other long-term liabilities                         (194,867)    (1,044,849)
                                                       -----------    -----------

        Net cash provided by operating activities       17,337,077     10,749,956

Cash Flows from Investing Activities:
  Capital expenditures                                    (820,726)      (362,825)
  Proceeds from sale of assets                              76,687         34,655
  Net investments in USX Portfolio Delaware            (16,187,130)   (10,377,421)
                                                       -----------    -----------

        Net cash used in investing activities          (16,931,169)   (10,705,591)

Cash Flows from Financing Activities -
  Principal payments on debt and covenants                (554,278)      (542,422)
                                                       -----------    -----------

        Net cash used in financing activities             (554,278)      (542,422)
                                                       -----------    -----------

Decrease In Cash and Cash Equivalents                     (148,370)      (498,057)

Cash and Cash Equivalents, January 1                     1,509,469      1,748,963
                                                       -----------    -----------

Cash and Cash Equivalents, June 30                     $ 1,361,099    $ 1,250,906
                                                       ===========    ===========

Supplemental Disclosure:
  Cash paid to Marathon for income taxes                    -         $   650,800
                                                       ===========    ===========

  Cash paid for interest                               $   246,782    $   279,944
                                                       ===========    ===========


See notes to financial statements.

                              EMRO PROPANE COMPANY
                         Notes to Financial Statements



Note 1 - In the opinion of management, the accompanying financial statements of Emro Propane Company ("Emro") contain all adjustments necessary to present fairly the financial position as of June 30, 1994 (unaudited) and December 31, 1993, the results of operations for the six months ended June 30, 1994 and 1993 (both unaudited) and and the cash flows for the six months ended June 30, 1994 and 1993 (both unaudited). The financial statements and notes should be read in conjunction with the financial statements and notes for the year ended December 31, 1993.



Note 2 - Inventories

Inventories consist of:

                                              June 30,    December 31,
                                                1994          1993
                                             ----------   ------------

        Propane                              $1,291,636    $1,076,655
        Appliances                            4,591,868     4,195,044
        Other merchandise                     2,931,081     2,544,651
                                             ----------    ----------

        Total inventories                    $8,814,585    $7,816,350
                                             ==========    ==========


Note 3 - Contingencies

Emro is a party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against Emro. In the opinion of management, all such matters are covered by insurance, are without merit, or involve amounts, which if resolved unfavorably, would not have a significant effect on the financial position or results of operations of Emro.



Note 4 - Subsequent Event

On September 1, 1994, Marathon Oil Company completed the sale of Emro's assets to MAPCO Inc. for $178,046,000 and the retail marketing assets of MAPCO Florida Inc.

                                   MAPCO Inc.

               Unaudited Pro Forma Combined Financial Statements


The following unaudited pro forma combined financial statements set forth certain pro forma financial information with respect to the acquisition by MAPCO Inc. through its wholly-owned subsidiaries, MAPCO Natural Gas Liquids Inc. and MAPCO Petroleum Inc. (and its subsidiary, MAPCO Florida Inc.), of the assets of Emro Propane Company ("Emro"), a wholly-owned subsidiary of Emro Marketing Company, which is a wholly-owned subsidiary of Marathon Oil Company, a wholly-owned subsidiary of USX Corporation. MAPCO Inc. acquired the Emro assets by the payment of $178,046,000, the transfer to Emro Marketing Company of MAPCO Florida Inc.'s retail marketing assets in Florida and the purchase of certain Emro working capital.

The unaudited pro forma combined balance sheet as of June 30, 1994, has been prepared as if the acquisition of Emro had occurred on that date, and the unaudited pro forma combined statements of income for the six months ended June 30, 1994 and the year ended December 31, 1993, have been prepared as if the acquisition of Emro had occurred on January 1, 1993. The acquisition of Emro has been accounted for using the purchase method of accounting. The unaudited pro forma combined financial statements have been prepared based on estimates and assumptions deemed by MAPCO Inc. to be appropriate and do not proport to be indicative of the financial position or results of operations which would actually have been obtained had the acquisition occurred as presented in such statements or which may be obtained in the future. Future results may vary significantly from the amounts reflected in the following information due to economic factors, future activities of MAPCO Inc., or other matters.

The unaudited pro forma combined financial statements should be read in conjunction with the financial statements of Emro included elsewhere herein, the consolidated financial statements and related notes of MAPCO Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1993 and MAPCO Inc.'s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994.

                                   MAPCO Inc.
                        PRO FORMA COMBINED BALANCE SHEET
                                 June 30, 1994
                              Dollars in Millions
                                  (Unaudited)

                                                        Emro
                                            MAPCO     Propane   Pro Forma     Pro Forma
                                             Inc.     Company   Adjustments   Combined
                                           --------   -------   -----------   ---------
Current Assets:
  Cash and cash equivalents                $   71.9   $   1.4    $(1.4) (1)   $   71.9
  Receivables                                 262.6      11.1     (2.2) (1)      271.5
  Inventories                                 112.4       8.8     (2.7) (2)      118.5
  Investment in USX Portfolio Delaware                   39.4    (39.4) (1)        0.0
  Prepaid expenses                             37.9       0.3                     38.2
  Other current assets                         26.6               (0.5) (2)       26.1
                                           --------   -------    -----        --------
    Total current assets                      511.4      61.0    (46.2)          526.2

Property, Plant and Equipment, net          1,362.8      35.8     76.1  (3)    1,461.8
                                                                 (12.9) (2)

Other Assets                                  133.6       4.9     74.2  (4)      212.7
                                           --------   -------    -----        --------

                                           $2,007.8   $ 101.7    $91.2        $2,200.7
                                           ========   =======    =====        ========


Current Liabilities:
  Current maturities of long-term debt     $   15.8   $   0.1    $(0.1) (1)   $   15.8
  Accounts payable                            279.0       2.0     (0.7) (1)      280.3
  Accrued taxes                                 6.8      11.5    (11.5) (1)        6.8
  Accrued payroll and related expenses         16.4       1.8     (1.8) (1)       16.4
  Litigation and envionmental                 116.7                              116.7
  Other current liabilities                    41.9       1.5     (0.7) (1)       42.7
                                           --------   -------    -----        --------
    Total current liabilities                 476.6      16.9    (14.8)          478.7

Long-Term Debt                                562.5       0.4    187.4  (5)      749.9
                                                                  (0.4) (1)

Other Liabilities                              85.5       2.8     (1.1) (1)       87.2

Deferred Income Taxes                         286.7       7.4     (7.4) (1)      286.7

Minority Interest                              23.6                               23.6

Stockholders' Equity:
  Common stock                                 62.8                               62.8
  Capital in excess of par value              202.6                              202.6
  Retained earnings                         1,308.8      74.2    (74.2) (1)    1,310.5
                                                                   1.7  (2)
                                           --------   -------    -----        --------
                                            1,574.2      74.2    (72.5)        1,575.9
Less:
  -Treasury stock, at cost                   (933.1)                            (933.1)
  -Loan to ESOP                               (68.2)                             (68.2)
                                           --------   -------    -----        --------
                                              572.9      74.2    (72.5)          574.6
                                           --------   -------    -----        --------

                                           $2,007.8   $ 101.7    $91.2        $2,200.7
                                           ========   =======    =====        ========


See notes to pro forma financial statements.

                                  MAPCO Inc.
                    PRO FORMA COMBINED STATEMENT OF INCOME
                        Six Months Ended June 30, 1994
                        Dollars and Shares in Millions
                           except per share amounts
                                 (Unaudited)


                                                              Emro
                                                  MAPCO      Propane    Pro Forma    Pro Forma
                                                   Inc.      Company    Adjustments   Combined
                                                 --------    -------    -----------   --------
Sales and Operating Revenues                     $1,430.2     $58.9      $(41.5)(11)  $1,447.6
                                                 --------     -----      ------       --------
Expenses:
  Outside purchases and operating expenses        1,295.1      37.8       (39.9)(11)   1,292.3
                                                                           (0.5) (6)
                                                                           (0.2) (7)

  Selling, general and administrative                33.4       2.4        (1.8) (6)      33.5
                                                                           (0.5)(11)

  Depreciation, depletion and amortization           49.2       3.1         0.9  (8)      52.8
                                                                           (0.4)(11)

  Interest and debt expense                          24.5                   3.7  (9)      28.2
  Other (income) expense - net                        1.7      (0.6)        0.6 (10)       1.7
                                                 --------     -----      ------       --------
                                                  1,403.9      42.7       (38.1)       1,408.5
                                                 --------     -----      ------       --------

Income Before Provision for Income Taxes             26.3      16.2        (3.4)          39.1

Provision for Income Taxes                            8.9       5.3        (1.0)(12)      13.2
                                                 --------     -----      ------       --------

Income Before Minority Interest                      17.4      10.9        (2.4)          25.9
Minority Interest in Earnings of Subsidiary          (0.6)                                (0.6)
                                                 --------     -----      ------       --------

Net Income                                       $   16.8     $10.9      $ (2.4)      $   25.3
                                                 ========     =====      ======       ========

Earnings per Common Share                        $   0.56                             $   0.84
                                                 ========                             ========

Average Common Shares Outstanding                    30.0                                 30.0
                                                 ========                             ========


See notes to pro forma financial statements.

                                   MAPCO Inc.
                     PRO FORMA COMBINED STATEMENT OF INCOME
                          Year Ended December 31, 1993
                         Dollars and Shares in Millions
                            except per share amounts
                                  (Unaudited)


                                                            Emro
                                                 MAPCO    Propane   Pro Forma        Pro Forma
                                                 Inc.     Company   Adjustments      Combined
                                               --------   -------   -----------      --------
Sales and Operating Revenues                   $2,715.3    $107.0     $(84.8) (11)   $2,737.5
                                               --------    ------     ------         --------
Expenses:
  Outside purchases and operating expenses      2,307.4      76.6      (80.4) (11)    2,302.2
                                                                        (1.0)  (6)
                                                                        (0.4)  (7)

  Selling, general and administrative              72.8       6.9       (3.6)  (6)       75.3
                                                                        (0.8) (11)

  Depreciation, depletion and amortization         97.3       6.4        1.6   (8)      104.5
                                                                        (0.8) (11)

  Interest and debt expense                        46.5                  6.2   (9)       52.7
  Other (income) expense - net                    (11.6)     (0.6)       0.6  (10)      (11.6)
                                               --------    ------     ------         --------
                                                2,512.4      89.3      (78.6)         2,523.1
                                               --------    ------     ------         --------

Income Before Provision for Income Taxes          202.9      17.7       (6.2)           214.4

Provision for Income Taxes                         74.5       6.1       (1.9) (12)       78.7
                                               --------    ------     ------         --------

Income Before Minority Interest                   128.4      11.6       (4.3)           135.7
Minority Interest in Earnings of Subsidiary        (1.4)                                 (1.4)
                                               --------    ------     ------         --------

Net Income                                     $  127.0    $ 11.6     $ (4.3)        $  134.3
                                               ========    ======     ======         ========

Earnings per Common Share                      $   4.24                              $   4.48
                                               ========                              ========

Average Common Shares Outstanding                  30.0                                  30.0
                                               ========                              ========


See notes to pro forma financial statements.

                                   MAPCO INC.

          Notes to Unaudited Pro Forma Combined Fianancial Statements


Note 1 - On September 1, 1994, MAPCO Inc. ("MAPCO") through its wholly-owned subsidiaries, MAPCO Natural Gas Liquids Inc. and MAPCO Petroleum Inc. (and its subsidiary, MAPCO Florida Inc.), completed the acquisition of the assets of Emro Propane Company ("Emro"), a wholly-owned subsidiary of Emro Marketing Company, which is a wholly-owned subsidiary of Marathon Oil Company, a wholly-owned subsidiary of USX Corporation. The purchase price consisted of the payment of $178,046,000, the transfer to Emro Marketing Company of MAPCO Florida Inc.'s retail marketing assets in Florida and the purchase of certain Emro working capital. The cash paid was financed through the issuance of commercial paper and through the use of lines of credit. The acquisition of Emro has been accounted for using the purchase method of accounting.

The unaudited pro forma combined balance sheet has been prepared as if the acquisition of Emro had occurred as of June 30, 1994, and the unaudited pro forma combined statements of income for the six month period ended June 30, 1994 and the year ended December 31, 1993, have been prepared as if the acquisition of Emro had occurred on January 1, 1993.


Note 2 - Pro Forma Adjustments

The accompanying unaudited pro forma combined balance sheet reflects the following adjustments:

(1)  To adjust for Emro assets and liabilities excluded from the transaction.

(2) To record the transfer of MAPCO Florida Inc.'s retail assets to Emro Marketing Company.

(3)  To record the Emro assets acquired at fair value.

(4) To record the excess purchase price over the amounts assignable to identifiable assets less liabilities assumed.

(5) To record borrowings used to finance the acquisition of Emro's assets and working capital.


The accompanying unaudited pro forma combined statements of income reflect the following adjustments:

(6)  To adjust for plant consolidation and general and administrative synergies.

(7) To adjust the single business unit tax for the impact of the capital acquisition deduction.

(8)  To adjust depreciation and amortization to reflect the acquisition of Emro.

(9) To adjust interest expense for the incremental commercial paper and line of credit borrowings.

(10) To adjust for interest income associated with Emro assets excluded from the transaction.

(11) To adjust for the transfer of MAPCO Florida Inc.'s retail operations to Emro Marketing Company.

(12) To adjust the provision for income taxes for the change in pre-tax income resulting from the inclusion of the historical results of Emro and adjustments 6 through 11.


Note 3 - Reorganization Costs

MAPCO estimates that within the first 12 months subsequent to the acquisition date, nonrecurring reorgainzation costs of approximately $1.2 million, net of $.8 million of tax benefit, or $.04 per share, will be incurred. The reorganization costs are not reflected in the unaudited pro forma combined financial statements herein.

                              INDEX TO EXHIBITS



                                                                      Page
                                                                     Number
                                                                     ------
Exhibit 23     Independent Auditors' Consent

